                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CORRECTIONS CORPORATION OF AMERICA
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                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
                              ------------------

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4)  Proposed maximum aggregate value of transaction:

                                                   ----------------------------

5)  Total fee paid:
                  -------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)  Amount previously paid:
                           ----------------------------------------------------

2)  Form, Schedule or Registration Statement No.:
                                                -------------------------------

3) Filing party:
                ---------------------------------------------------------------

4) Date filed:
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*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   [CCA LOGO]

                                 March 31, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Corrections Corporation of America to be held at 10:00 a.m., local time, on Tuesday, May 12, 1998, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

     The formal Notice of the meeting, as well as the proxy statement and form of proxy, each of which contain information with respect to the meeting, are included with this letter. A copy of the Company's 1997 Annual Report to Shareholders is also enclosed for your review.

     During the meeting, in addition to a discussion of the specific matters to be acted upon at the meeting, which are described in detail in the accompanying proxy statement, there will be a review of the Company's recently completed 1997 fiscal year, a report on the progress of the Company and an opportunity for shareholders to ask management questions of general interest.

     Regardless of the number of shares you own, it is important that your views be represented. Accordingly, whether or not you plan to attend the meeting in person, I urge you to complete, sign, date and promptly return the enclosed proxy card in the envelope provided. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes.

     Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

                                          Sincerely,

                                          Doctor R. Crants
                                          Chairman, Chief Executive Officer,
                                          and President

                       CORRECTIONS CORPORATION OF AMERICA
                           10 BURTON HILLS BOULEVARD
                           NASHVILLE, TENNESSEE 37215

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 12, 1998

                               ------------------

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Corrections Corporation of America (the "Company") will be held at 10:00 a.m., local time, on Tuesday, May 12, 1998, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, for the following purposes:

          (1) To consider and elect a Board of Directors to serve for a term of one (1) year, until the 1999 annual meeting of Company's shareholders, and until their respective successors are elected and qualified;

          (2) To consider and approve the Company's Non-Employee Directors' Compensation Plan whereby the Non-Employee Directors of the Company may elect to receive the cash compensation they are entitled to as an annual retainer for serving as a director of the Company in the form of shares of the Company's Common Stock;

          (3) To consider and ratify the grant of an option to purchase 80,000 shares of the Company's Common Stock to Joseph F. Johnson, Jr., a director of the Company, in consideration for his extensive efforts in building and facilitating the Company's business relationship with certain governmental departments, agencies and entities;

          (4) To consider and ratify the action of the Board of Directors in selecting the firm of Arthur Andersen LLP to be the independent auditors of the Company for the fiscal year ending December 31, 1998, and to perform such other services as may be requested; and

          (5) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Pursuant to the Bylaws of the Company, the Board of Directors of the Company has fixed the close of business on Tuesday, March 17, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of the Company's Common Stock and Series B Convertible Preferred Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     Your attention is directed to the proxy statement accompanying this Notice of Annual Meeting for more complete information regarding the matters to be presented and acted upon at the Annual Meeting.

     All shareholders are cordially invited to attend the meeting in person.

                                          By Order of the Board of Directors

                                          Darrell K. Massengale, Secretary
March 31, 1998
Nashville, Tennessee

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PREPAID ENVELOPE PROVIDED, AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND PERSONALLY CAST YOUR VOTE AT THE MEETING.

                       CORRECTIONS CORPORATION OF AMERICA
                           10 BURTON HILLS BOULEVARD
                           NASHVILLE, TENNESSEE 37215
                               ------------------

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 12, 1998
                               ------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Corrections Corporation of America, a Tennessee corporation (the "Company" or "CCA"), from holders of the Company's common stock, $1.00 par value per share (the "Common Stock"), and the Company's Series B Convertible Preferred Stock, $1.00 par value per share (the "Preferred Stock") (the Common Stock and the Preferred Stock are sometimes hereinafter referred to, collectively, as the "Shares"), for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on Tuesday, May 12, 1998, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, and at any adjournments or postponements thereof.

     At the Annual Meeting shareholders will be asked to vote:

          (i) to elect a Board of Directors to serve for a term of one (1) year, until the 1999 annual meeting of Company's shareholders, and until their respective successors are elected and qualified;

          (ii) to approve the Company's Non-Employee Directors' Compensation Plan (the "Plan") whereby the Non-Employee Directors of the Company may elect to receive the cash compensation they are entitled to as an annual retainer for serving as a director of the Company in the form of shares of the Company's Common Stock;

          (iii) to ratify the grant of an option to purchase 80,000 shares of the Company's Common Stock to Joseph F. Johnson, Jr., a director of the Company, in consideration for his extensive efforts in building and facilitating the Company's business relationship with certain governmental departments, agencies and entities;

          (iv) to ratify the action of the Board of Directors in selecting the firm of Arthur Andersen LLP to be the independent auditors of the Company for the fiscal year ending December 31, 1998, and to perform such other services as may be requested; and

          (v) upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on Tuesday, March 17, 1998, as the record date for the Annual Meeting (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 80,187,742 shares of Common Stock and 379,882 shares of Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting. The holders of the Company's Common Stock and the holders of the Company's Preferred Stock vote together as a single class on all matters submitted to a vote of the shareholders. Each share of Common Stock and each share of Preferred Stock entitles the holder thereof to one vote on each matter to be considered at the Annual Meeting. A quorum (i.e., holders of record of a majority of the Shares outstanding and entitled to vote at the Annual Meeting) is required for the transaction of any business at the Annual Meeting. Assuming a quorum is present with respect to such matters, the affirmative vote of a plurality of the Shares cast is required for the election of Directors. Shareholders do not have cumulative voting rights with respect to the election of Directors. The affirmative vote of the holders of a majority of the Shares cast is required for the approval of all other proposals, including any other matter to properly come before the Annual Meeting, and such proposal will be approved if the votes cast favoring such proposal exceed the votes cast opposing the proposal. Accordingly, pursuant to Tennessee law, although abstentions are treated as present and entitled to vote and, therefore, will be counted in determining whether a quorum is present, they will have no effect on the outcome of any votes. A broker non-vote (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter) will not be counted in determining whether a quorum is present and will have no effect on the outcome of any votes.

     The Shares held by each shareholder who signs and returns the enclosed proxy will be counted for purposes of determining the presence of a quorum at the meeting unless such proxy shall be timely revoked. If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked at any time before it is voted by delivery of a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company at its headquarters or by the shareholder personally attending and voting his or her Shares at the Annual Meeting.

     When a proxy card is returned properly signed and dated by a shareholder, the Shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder returns a properly executed proxy card but does not mark the boxes located on the card and does not revoke such proxy prior to the Annual Meeting, the Shares represented thereby will be voted (i) FOR the director nominees named in the proxy statement, (ii) FOR approval of the Plan,
(iii) FOR adoption of the grant of an option to Joseph F. Johnson, Jr., and (iv) FOR the ratification of the selection of Arthur Andersen LLP as the independent auditors of the Company. Management does not know of any other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter properly does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matter(s).

     The cost of soliciting proxies by the Board of Directors will be borne by the Company, including expenses in connection with preparing, assembling and mailing this proxy statement. Such solicitation will initially be made by mail. The Company has retained Corporate Communications, Inc. to assist in the solicitation of proxies. It is estimated that Corporate Communications, Inc.'s fees for such services will be approximately $5,000, plus all out-of-pocket costs and expenses. In addition, proxy solicitation may be made personally or by telephone or facsimile by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. Forms of proxies and proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Shares. The Company will reimburse such parties for the reasonable out-of-pocket expenses incurred in connection with such distribution.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Bylaws of the Company presently provide that the Board of Directors shall consist of not less than three members and that the actual number of directors comprising the Board of Directors shall be determined from time to time by the vote of two-thirds of the entire Board of Directors. Currently, the Company's Board of Directors has seven members, each of whom's term expires at the Annual Meeting. The current Board of Directors has determined that the number of directors shall remain at seven and that seven directors shall be elected at the Annual Meeting to serve for a term of one (1) year, until the 1999 Annual Meeting of Shareholders, subject to the provisions of the Bylaws, and until his successor is duly elected and qualified. The current Board of Directors consists of the following seven members: William F. Andrews, Samuel W. Bartholomew, Jr., Thomas W. Beasley, Doctor R. Crants, Jean-Pierre Cuny, Joseph
F. Johnson, Jr., and R. Clayton McWhorter. Mr. Andrews has asked that he not stand for re-election and thus is not a nominee to be elected as a director at the Annual Meeting. At its March 1998 meeting, the Board of Directors, following the recommendation of its Nominating Committee, nominated seven individuals to stand for election at the Annual Meeting. One nominee, Lucius E. Burch, is not currently serving on the Company's Board of Directors. Each nominee has consented to be a candidate and to be so named in this proxy statement and to serve, if elected.

     Unless contrary instructions are received, the Company's Shares represented by duly executed proxies and received in the accompanying form will be voted in favor of the election of the nominees named herein. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have authority, according to their judgment, to vote, or refrain from voting, for other individuals as directors.

                      NOMINEES FOR THE BOARD OF DIRECTORS

     Biographical information concerning each of the nominees is set forth below. Six of the nominees are presently serving on the Board.

     SAMUEL W. BARTHOLOMEW, JR. (age-53) has served as a director of the Company since June 1991. Mr. Bartholomew founded and is Chairman of the Nashville law firm of Stokes & Bartholomew, P.A., which serves as general counsel to the Company. See "Certain Relationships and Related Transactions." Mr. Bartholomew is a member of the Nashville and Tennessee Bar Associations, and was installed as a Fellow in both the Tennessee and Nashville Bar Foundations. He also serves on the Board of Directors of SunTrust Bank Nashville and on the Board of Managers of KACL Holdings, LLC, a printing company, and has served as a Presidential Appointment to the Federal National Mortgage Association (FANNIE
MAE) Board of Directors. He is the Tennessee Chairman of the U.S. Olympic Committee and is active on the board of numerous civic organizations. Mr. Bartholomew graduated from the United States Military Academy at West Point in 1966 and received a Doctor of Jurisprudence degree, Order of the Coif, from Vanderbilt University School of Law in 1973, where he subsequently chaired the Dean's Council and taught seminars on Corporate Strategy and Business Law.(1)(2)

     THOMAS W. BEASLEY (age-55), a founder of the Company, was elected Chairman Emeritus of the Board of Directors of the Company in June 1994. From June 1987 to June 1994, he served as Chairman of the Board of Directors of the Company. Mr. Beasley served as President of the Company from January 1983 to June 1987. He has served as a director since 1983. Mr. Beasley currently serves as a director for Community Education Partners, Inc., a privately-held company providing private educational services to various governments, and is President of Dixon Springs Investments, Inc., a private real estate investment company. From 1974 through 1978, Mr. Beasley served as Chairman of the Tennessee Republican Party, and he continues to be active in Tennessee politics. Mr. Beasley graduated from the United States Military Academy at West Point in 1966 and received a Doctor of Jurisprudence degree from Vanderbilt University School of Law in 1973.(4)

     LUCIUS E. BURCH, III (age-57) has served as Chairman of Massey Burch Investment Group, Inc., a venture capital company in Nashville, Tennessee, since October 1989. He served as its President from 1981 until October 1989 and as its Vice President from 1968 until June 1981. Mr. Burch currently serves on the Board of Directors of Norrell Corporation, a publicly traded company and a leading provider of staffing, outsourcing, and professional services; QMS, Inc., a producer of intelligent graphic systems and laser printers; Titan Holding, Inc., an insurance holding company, and Physician Resource Group. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

     DOCTOR R. CRANTS (age-53), a founder of the Company, was elected Chief Executive Officer and Chairman of the Board of the Company in June 1994 and was named President of the Company in January 1998. From June 1987 to June 1994, he served as President, Chief Executive Officer and Vice Chairman of the Board of Directors of the Company. From January 1983 through June 1987, Mr. Crants served as Secretary and Treasurer of the Company. He has served as a director of the Company since 1983. Mr. Crants currently serves as Chairman of the Board of Trustees of CCA Prison Realty Trust, a publicly

---------------

(1) Member of the Audit Committee, of which R. Clayton McWhorter is Chairman.
(2) Member of the Compensation Committee, of which Samuel W. Bartholomew, Jr. is Chairman.
(3) Member of the Stock Plan Subcommittee.
(4) Member of the Nominating Committee.

traded real estate investment trust which develops and owns corrections and detention facilities, including thirteen facilities currently operated by the Company. It is anticipated that Mr. Crants will serve on the Board of Directors of Sodexho Marriott Services, Inc. Sodexho Marriott Services, Inc. is expected to be formed on or about the date of this Proxy Statement as the result of the merger of Marriott International Inc.'s food service and facility management business with the North American operation of Sodexho (as hereinafter defined). If such merger is consummated, Sodexho Marriott Services, Inc. will be the largest food service and facilities management company in North America. See "Certain Relationships and Related Transactions." Mr. Crants graduated from the United States Military Academy at West Point in 1966, and received a joint Masters in Business Administration and Juris Doctor degrees from the Harvard Business School and Harvard Law School, respectively, in 1974.(4)

     JEAN-PIERRE CUNY (age-43) has served as a director of the Company since July 1994. Mr. Cuny serves as the Senior Vice President of The Sodexho Group, a French-based, leading supplier of catering and various other services to institutions. From February 1982 to June 1987, he served as Vice President in charge of Development for the aluminum semi-fabricated productions division of Pechiney, a diversified aluminum and other materials integrated producer. Mr. Cuny graduated from Ecole Polytechnique in Paris in 1977 and from Stanford University Engineering School in 1978 Mr. Cuny was elected to the Board of Directors pursuant to the Securities Purchase Agreement between the Company and Sodexho Alliance S.A. ("Sodexho"), of which The Sodexho Group is an affiliate. See "Certain Relationships and Related Transactions."(1)

     JOSEPH F. JOHNSON, JR. (age-47) has served as a director of the Company since May 1996. He serves as Chairman and CEO of The Johnson Companies, a group of closely held companies involved in government relations and corrections, which includes Johnson & Associates, a government relations and consulting firm. In 1994, Mr. Johnson founded National Corrections & Rehabilitation Corporation, a correctional services company, which specializes in providing education, vocational training, substance abuse treatment and medical care programs to inmates. See "Certain Relationships and Related Transactions." In 1992, Mr. Johnson served as National Campaign Manager and political advisor to Virginia Governor Douglas Wilder. In 1994, Mr. Johnson served as District of Columbia Council member John Ray's top political strategist. Mr. Johnson served as Secretary of Health under New Mexico Governor Tony Anaya in the mid-1980's and as Executive Director of Reverend Jesse Jackson's Rainbow Coalition in the late 1980's. Mr. Johnson graduated from New Mexico State University, where he received a B.A. in Political Science in 1974 and a M.A. in Public Administration in 1976.(2)

     R. CLAYTON MCWHORTER (age-64) has served as a director of the Company since May 1996. He served as Chairman of Columbia/HCA Healthcare Corporation from April 1995 to May 1996. Mr. McWhorter remains a member of the Board of Directors of Columbia/HCA and is currently the Chairman of the Board of LifeTrust America, L.L.C., a privately-held company engaged in the assisted living business. He is also a principal in Clayton Associates, a limited liability company, which provides venture capital to start-up companies. In September 1987, Mr. McWhorter participated in the formation of HealthTrust, Inc. and served as its Chairman, President and Chief Executive Officer until its merger with Columbia/HCA in April 1995. Mr. McWhorter is a director of SunTrust Bank Nashville, StaffMark, Inc., Ingram Industries, Inc., the Metropolitan Nashville Airport Authority and the YMCA. He is also a member of the Board of Trustees for The University of Tennessee, the Board of the Foundation for State Legislatures, the Nashville Area Chamber of Commerce, and the Advisory Board of the YWCA. From 1951 through 1952, Mr. McWhorter attended the University of Tennessee, Knoxville, pre-pharmacy program and earned his B.S. degree in Pharmacy in 1955 from Samford University in Birmingham, Alabama. Belmont University in Nashville has named Mr. McWhorter Distinguished Professor of Entrepreneurship at its Jack C. Massey Graduate School of Business.(1)(2)(3)

---------------

(1) Member of the Audit Committee, of which R. Clayton McWhorter is Chairman.
(2) Member of the Compensation Committee, of which Samuel W. Bartholomew, Jr. is Chairman.
(3) Member of the Stock Plan Subcommittee.
(4) Member of the Nominating Committee.

     The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in the Company's records. Directors' ages are given as of March 1, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED HEREIN.

             CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1997, the Board of Directors of the Company held six meetings. Each director attended 75% or more of the aggregate number of meetings held by the Board and the respective committees on which he served. The Board of Directors of the Company has three committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. The Compensation Committee has one subcommittee: the Stock Plan Subcommittee.

     Audit Committee. The Audit Committee currently consists of Messrs. Andrews, Bartholomew, Cuny and McWhorter and is responsible for making recommendations to the Board for the selection and remuneration of independent auditors to audit the Company's annual financial statements. The Audit Committee also reviews: (i) the results and findings of audits performed by the independent auditors; (ii) the Company's systems of internal accounting controls and significant accounting policies; and (iii) the nature of nonaudited services performed by the independent auditors. It is anticipated that Mr. Burch, if elected, will be appointed to the Audit Committee to replace Mr. Andrews. During 1997, the Audit Committee met twice.

     Compensation Committee. The Compensation Committee currently consists of Messrs. Andrews, Bartholomew, Johnson and McWhorter and is responsible for reviewing the compensation of the Chief Executive Officer and other officers and key management of the Company and for making recommendations thereon to the Board. In carrying out such responsibilities, the Compensation Committee reviews the salaries and benefits of key employees and recommends performance targets under the Company's bonus plan. It is anticipated that Mr. Burch, if elected, will be appointed to the Compensation Committee to replace Mr. Andrews. During 1997, the Compensation Committee met four times.

     Stock Plan Subcommittee. To comply with the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in March 1998, the Compensation Committee delegated the responsibility of administering the Company's stock option plans and employee stock ownership plans to the Stock Plan Subcommittee of the Compensation Committee. The Stock Plan Subcommittee is also responsible for approving all grants under the Company's stock option plans and employee stock ownership plans. The Stock Plan Subcommittee consists of Messrs. Andrews and McWhorter. It is anticipated that Mr. Burch, if elected, will be appointed to the Stock Plan Subcommittee to replace Mr. Andrews.

     Nominating Committee. The Nominating Committee currently consists of Messrs. Beasley and Crants and is responsible for recommending to the Board suitable persons for election as directors of the Company. The Nominating Committee will consider nominees recommended by shareholders provided that the names of such persons are submitted no later than the date established for the submission of shareholder proposals for action at the Company's next annual meeting of shareholders. See "Shareholder Proposals for 1999 Annual Meeting." During 1997, the Nominating Committee met once.

                             DIRECTOR COMPENSATION

     No compensation is paid to executive officers of the Company for services rendered in their capacities as directors. Each non-employee director is entitled to receive a fee of $1,000 for attendance at each meeting of the Board and a fee of $500 for attendance at each meeting of any committee of the Board on which he serves. An additional fee of $250 is paid to the chairman of each committee for each committee meeting he chairs. The Company has also authorized the payment of an annual retainer fee of $24,000 to each non-employee director, effective June 1, 1998, which shall be in addition to any other compensation such director is currently entitled to receive. In addition to receiving the aforementioned fees, all non-employee directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board or any of its committees. Pending shareholder approval of the Non-Employee Directors' Compensation Plan at the Annual Meeting, non-employee directors may elect to receive the cash compensation they are entitled to as an annual retainer for serving as a director of the Company in the form of shares of the Company's Common Stock. See "Shareholder Proposal 2 -- Approval of Non-Employee Directors' Compensation Plan." Non-employee directors are also entitled to participate in the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

                                   MANAGEMENT

     Except as otherwise described under "Management -- Employment Agreements" herein, the executive officers of the Company are elected annually by the Board of Directors following the annual meeting of shareholders to serve one-year terms. Biographical information concerning those executive officers of the Company who are also directors of the Company is set forth under "Proposal
1 -- Election of Directors" in this Proxy Statement. Biographical information concerning all other executive officers of the Company is set forth below.

NAME                                   AGE   POSITION
----                                   ---   --------
Doctor R. Crants.....................  53    Chairman of the Board; Chief Executive Officer;
                                             President; Director
Thomas W. Beasley....................  55    Chairman Emeritus of the Board; Director
David L. Myers.......................  54    President, West Coast Region
Darrell K. Massengale................  37    Chief Financial Officer; Vice President, Finance;
                                             Secretary; and Treasurer
Charles A. Blanchette, Jr............  47    Vice President, Operations
Dennis E. Bradby.....................  48    Vice President, Education Services
Linda G. Cooper......................  47    Vice President, Legal Affairs
Susan Hart...........................  37    Vice President, Communications
Peggy W. Lawrence....................  42    Vice President, Investor Relations
John D. Rees.........................  51    Vice President, Business Development
Linda A. Staley......................  53    Vice President, Project Development
Gay Etheridge Vick, III..............  50    Vice President, International Operations; and Managing
                                             Director, CCA International

     DAVID L. MYERS became President of the Company's newly formed West Coast Region in January 1998. He served as President of the Company from June 1994 to January 1998. From December 1986 to June 1994, he served as Vice President, Facility Operations of the Company. From September 1985 to December 1986, he served as Administrator of the Company's Bay County, Florida facility. From 1968 to 1985, Mr. Myers was employed with the Texas Department of Corrections, starting as a corrections officer in 1968 and progressing in 1973 to warden of a maximum security prison. He graduated from Sam Houston State University in 1969.

     DARRELL K. MASSENGALE joined the Company in February 1986 and in March 1991 became its Vice President, Finance, Secretary, and Treasurer. In June 1994, he was also elected Chief Financial Officer of the Company. From February 1986 to March 1991, Mr. Massengale served as Controller of the Company. He is a certified public accountant who was employed by the accounting firm of KPMG Peat Marwick from 1982 through 1986. Mr. Massengale graduated from Middle Tennessee State University in 1982 and became a certified public accountant in 1985.

     CHARLES A. BLANCHETTE, JR. was elected Vice President, Operations of the Company in November 1996. In 1995, Mr. Blanchette was appointed Director of Facility Start-Up for the Company and in 1996 was named Division Coordinator in the Operations Department. Prior to his move to the corporate office, Mr. Blanchette directed successful the start-ups of the Leavenworth Detention Center in 1992 and Central Arizona Detention Center in 1994. From 1987 to 1995, he served as warden for a number of the Company's correctional facilities. Prior to joining the Company in 1987, Mr. Blanchette worked for 16 years with the Texas Department of Corrections. Mr. Blanchette graduated from Alvin Community College in Texas in 1974 and received specialized training from Texas A&M University, the National Institute of Justice and the Federal Bureau of Investigation.

     DENNIS E. BRADBY has served as Vice President, Education Services of the Company since June 1991. From April 1986 through June 1991, Mr. Bradby served as the Company's Vice President, Operational Support Systems. From January 1986 through April 1986, Mr. Bradby served as the Facility Administrator of the Company's Silverdale Facility and, from March 1984 through January 1986, as the Facility Administrator of the Company's Houston Immigration Detention facility. He served as Regional Manager of the Virginia State Department of Corrections from 1977 through March 1984 and as the Assistant Superintendent of that department from 1974 through 1978. Mr. Bradby also served as Assistant Superintendent of the Juvenile Detention Facility in Norfolk, Virginia from 1973 through 1974. Mr. Bradby graduated from Norfolk State University in 1972.

     LINDA G. COOPER joined the Company in April 1987 as Senior Legal Counsel. In May 1988, she was elected Assistant Secretary for the Company and in January 1989 became its Vice President, Legal Affairs. From December 1981 to March 1987, she served as Staff Attorney and then Deputy General Counsel for the Kentucky Corrections Cabinet. Ms. Cooper received a Juris Doctor degree from the University of Kentucky in 1979.

     SUSAN HART was elected Vice President, Communications in June 1996. From 1993 to 1996, she served as Director, Communications of the Company. From 1989 to 1993, she served as Director of Public Relations for the American Red Cross Blood Services. Ms. Hart graduated from Auburn University in 1981 with a major in Communications and became an accredited public relations practitioner in 1990.

     PEGGY W. LAWRENCE became Vice President, Investor Relations of the Company in June 1995. From June 1989 to June 1995, she served as Vice President, Communications for the Company and from March 1987 to June 1989, she served as the Company's Director of Communications. From January 1985 to March 1987, she served as an account executive for Dye, Van Mol and Lawrence Public Relations. From January 1980 to January 1985, Ms. Lawrence served as Vice President, Research at Morgan Keegan & Co., an investment banking firm. Ms. Lawrence graduated from the University of Tennessee at Knoxville in 1977 and became a Chartered Financial Analyst in 1984.

     JOHN D. REES was elected Vice President, Business Development for the Company in June 1994. From 1969 until 1986, when he joined the Company, Mr. Rees served as warden of the Kentucky State Reformatory and as an administrator with the Kentucky and Oklahoma State Corrections Departments. Mr. Rees holds a Bachelor of Arts degree from the University of Kentucky, with majors in Criminology, Correctional Administration and Sociology, and a Master of Science degree from Florida State University.

     LINDA A. STALEY was elected Vice President, Project Development for the Company in June 1994. She joined the Company in 1985 as Director, Project Development. Prior to joining the Company, Ms. Staley spent 18 years working for federal governmental agencies, including the Department of Justice and the Immigration and Naturalization Service in the contracting and procurement field. Ms. Staley attended Wayne State College, where she studied business administration.

     GAY ETHERIDGE VICK, III was elected Vice President and Managing Director of the Company's International Operations in June 1994. From January 1987 to June 1994, he served as Vice President, Project Development for the Company. From April 1984 to December 1986, Mr. Vick served as Vice President, Design and Construction for the Company. From April 1983 to April 1984, he served as President of Vick and Harris, Ltd., where he masterplanned correctional and detention facilities. Mr. Vick graduated from Virginia Tech in 1970.

EMPLOYMENT AGREEMENTS

     The Company currently has an Employment Agreement with Mr. Crants for a term of three (3) years terminating in March 2001 (the "Agreement"). The Agreement provides that, unless the Company notifies Mr. Crants that his employment under the Agreement will not be extended, the employment shall automatically be extended for an additional three-year period on the same terms and conditions as set forth therein. The Agreement provides that Mr. Crants shall be paid a minimum salary of $350,000 per year subject to increase on an annual basis at the discretion of the Board of Directors of the Company and its Compensation Committee. The Agreement also provides for bonus compensation to be paid at the discretion of the Company's Board of Directors and that Mr. Crants may participate in any bonus plan established for executive employees. The Agreement provides that if Mr. Crants' employment is terminated for any certain specified reasons, Mr. Crants shall receive the full amount of his salary at the date of termination for a total period of three (3) years. Under the terms of the Agreement, Mr. Crants is subject to restrictive covenants of confidentiality, non-competition and non-solicitation. The Company has no other employment agreements with any of its executive officers.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1995, 1996 and 1997 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company as of December 31, 1997 (collectively, the "Named Executive Officers").

                                                                                          LONG TERM COMPENSATION
                                                                           -----------------------------------------------------
                                                                                   AWARDS(1)
                                                                           -------------------------            PAYOUTS
                                        ANNUAL COMPENSATION                               SECURITIES   -------------------------
                           ---------------------------------------------   RESTRICTED     UNDERLYING                 ALL OTHER
NAME AND                                                  OTHER ANNUAL        STOCK        OPTIONS/       LTIP      COMPENSATION
PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)     SARS(#)     PAYOUTS($)      ($)(2)
------------------         ----   ---------   --------   ---------------   -----------    ----------   ----------   ------------
Doctor R. Crants.........  1997   $359,423      --             --                  --       15,000        --           $7,450
  Chairman of the Board,   1996     344,23      --             --                  --       30,000        --            7,350
  Chief Executive Officer  1995    313,461      --             --          $2,370,000(1)    70,000        --            7,350
  and President
Thomas W. Beasley........  1997    175,000      --             --                  --           --        --            4,850
  Chairman Emeritus        1996    175,000      --             --                  --           --        --            4,750
                           1995    175,000      --             --                  --           --        --            4,625
David L. Myers...........  1997    196,861      --             --                  --        5,000        --            7,225
  President, West Coast    1996    190,206      --             --                  --       12,000        --            4,750
  Region                   1995    153,715      --             --           1,000,000(1)    60,000        --            4,675
Darrell K. Massengale....  1997    166,773      --             --                  --        7,000        --            6,800
  Chief Financial          1996    161,140      --             --                  --       12,000        --            6,540
  Officer; Secretary;      1995    126,487      --             --             300,000(1)    40,000        --            4,682
  Treasurer; and Vice
  President, Finance
Charles A. Blanchette,
  Jr.....................  1997    144,381      --             --                  --        5,000        --            4,004
  Vice President --        1996     95,791      --             --                  --           --        --            3,817
  Operations               1995     94,469      --             --                  --           --        --            3,830

---------------

(1) The Company does not currently maintain a formal "Long Term Incentive Plan." The Company has entered into agreements to issue deferred shares of Common Stock to the executive officers listed above in accordance with the Company's 1988 Stock Bonus Plan. Generally, under the terms of the agreements with the executives, the deferred shares do not vest until the earliest of the following dates: (i) 10 years after the date the shares are awarded to the executive; (ii) in the event of the death or disability of such executive; or (iii) in the event of a change in control of the Company as defined in the deferred stock bonus agreements. Prior to vesting, the deferred shares will carry no voting or dividend rights. The values set forth in the table above are as of the date of grant.
(2) Amounts represent Company contributions to the Company's Amended and Restated Employee Stock Option Plan (the "ESOP"), as calculated on December 31 of each year.

                             OPTION GRANTS IN 1997

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock granted in 1997 to those persons who, as of December 31, 1997, were the Named Executive Officers.

                                                                                               POTENTIAL REALIZABLE
                                                                                                      VALUE
                                                   INDIVIDUAL GRANTS                                AT ASSUMED
                            ---------------------------------------------------------------      ANNUAL RATES OF
                                                 % OF TOTAL                                        STOCK PRICE
                               NUMBER OF           OPTIONS          EXERCISE                       APPRECIATION
                              SECURITIES         GRANTED TO         OR BASE                     FOR OPTION TERM(1)
                              UNDERLYING        EMPLOYEES IN         PRICE       EXPIRATION   ----------------------
NAME                        OPTIONS GRANTED    FISCAL YEAR(2)     ($/SHARE)(3)      DATE       5% ($)       10% ($)
----                        ---------------   -----------------   ------------   ----------   --------      --------
Mr. Crants................      15,000              4.5%             $24.25      3/20/2007    $228,760      $579,724
Mr. Beasley...............           0                --                 --             --          --            --
Mr. Myers.................       5,000               1.5              24.25      3/20/2007      72,253       193,241
Mr. Massengale............       7,000               2.1              24.25      3/20/2007     106,755       270,538
Mr. Blanchette............       5,000               1.5              24.25      3/20/2007      72,253       193,241

---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission (the "Commission") and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.
(2) The percent of stock options granted to each Named Executive Officer is based on the total number of stock options granted, which amounted to 336,000 during 1997.
(3) All options granted to Named Executive Officers have exercise prices equal to the fair market value (closing price per share of Common Stock on the New York Stock Exchange on the date of grant). The exercise price related to the exercise may be paid by delivery of shares of Common Stock. All options become exercisable beginning on the later of (a) the second anniversary of initial employment by the Company or (b) the first anniversary of the date of grant and may be exercised until the earlier of (x) the tenth anniversary of the date of grant, (y) the date the optioned ceases to be an employee or director of the Company for any reason other than death or disability, or
    (z) the first anniversary of the optioned's death or disability.

            AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END VALUES

     The following table sets forth information with respect to exercises of options by the Named Executive Officers during 1997 pursuant to the Company's stock option plans, and information with respect to unexercised options held by the Named Executive Officers as of December 31, 1997.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING
                                  NUMBER OF                     UNEXERCISED OPTIONS          VALUE OF UNEXERCISED
                                   SHARES                             HELD AT                IN-THE-MONEY OPTIONS
                                  ACQUIRED                       DECEMBER 31, 1997          AT DECEMBER 31, 1997(2)
                                     ON          VALUE      ---------------------------   ---------------------------
NAME                              EXERCISE    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              ---------   -----------   -----------   -------------   -----------   -------------
Mr. Crants......................   $   --     $       --      400,000        15,000       $13,177,500     $192,188
Mr. Beasley.....................       --             --       60,000           -0-         2,101,875          -0-
Mr. Myers.......................   28,000        838,760      164,400         5,000         5,234,066       64,063
Mr. Massengale..................   89,600      2,083,863       52,000         7,000         1,378,750       89,688
Mr. Blanchette..................   50,000      2,047,938       52,000         5,000         1,438,750       64,063

---------------

(1) These amounts represent the market value of the underlying Common Stock on the date of exercise, less the applicable exercise price.
(2) These amounts were calculated by subtracting the exercise price from the market price of the underlying Common Stock as of year end. The market value of the Common Stock was $37.06 per share as of December 31, 1997 (the last trading date in 1997) based on the closing price per share on the New York Stock Exchange.

     The Company has not awarded stock appreciation rights to any employee and has no long term incentive plans, as that term is defined in regulations promulgated by the Commission. The Company has various stock option plans (the "Stock Option Plans"), an Incentive Compensation Plan (the "Incentive Compensation Plan"), and the ESOP. The Company presently has no defined benefit or actuarial plans covering any employees of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Compensation Committee is composed of four independent directors, none of whom are employees of CCA or its affiliates or subsidiaries. The Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance while at the same time motivating and retaining executive officers.

COMPENSATION COMPONENTS

     The key components of the Company's compensation program are base salary, an annual incentive award, equity participation, and health and welfare and retirement benefits. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers' interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

     In 1997, the Committee engaged the independent accounting firm of Arthur Andersen LLP ("Arthur Andersen") to further develop, review, and make recommendations concerning the compensation program for the Company's executive officers. In evaluating the Company's compensation program, Arthur Andersen assessed the current and planned compensation of the Company's executive officers as compared to that of companies with similar annual revenues and capitalization (the "Comparison Group"), including those companies included in the index of peer companies which are used in the performance graph (the "1997 Peer Group") included in this Proxy Statement. The 1997 Peer Group includes those companies that are either direct competitors of the Company or other regional service organizations with similar market capitalization to the Company. The Committee plans to continue to utilize the services of Arthur Andersen in reviewing executive compensation.

BASE SALARY

     In the first quarter of each fiscal year, the Compensation Committee, along with the Chief Executive Officer of the Company, review and approve an annual salary plan for the Company's executive officers. This salary plan is developed by the Company's Chief Executive Officer. Many subjective factors are included in determining base salaries such as the responsibilities borne by the executive officer, the scope of the position, length of service with the Company, corporate and individual performance, and the salaries paid by companies in the Comparison Group to officers in similar positions. While these subjective factors are then integrated with other objective factors, including net income, earnings per share, return on equity and growth of the Company, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. The Committee believes that executive officer base salaries in 1997, as a whole, were lower than the average base salaries paid by companies in the Comparison Group and other similarly situated companies.

CASH INCENTIVE PLAN

     The Compensation Committee is of the view that a portion of the total cash compensation for executive officers should be subject to the attainment by the Company of specific earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officers compensation at risk. Under the Company's Incentive Compensation Plan, adopted by the Compensation Committee on November 1, 1991, the executive officers of the Company receive a cash bonus, based on a percentage of annual base salary, in the event the Company achieves certain predetermined earnings per share criteria. Participation in the Incentive Compensation Plan is limited to a select group of management who have a material impact on Company performance. The participants are selected by the Compensation Committee and include the executive officers and the wardens. The

Compensation Committee establishes a minimum target for earnings per share annually, and the level of attainment of such target results in varying payouts. The Committee establishes the potential bonuses and earnings per share criteria based on the Committee's judgment as to desirable financial results for the Company and the appropriate percentage of compensation which should be based on the attainment of such results. In 1997, none of the quarterly earnings targets, grossed up for the proposed bonuses, were met. Accordingly, no cash bonuses were paid in 1997.

STOCK INCENTIVE PLANS

     The Compensation Committee believes that long-term equity incentives are a key component of its executive compensation program. The Company's existing stock option plans authorize the issuance of both incentive and nonqualified stock options to officers, key employees and wardens of the Company. The members of the Compensation Committee participate in the Directors' Plan, which is administered by the Board of Directors, and no member of the Compensation Committee is eligible for the grant of an option under any other stock option plan. Subject to the general limits prescribed by the Stock Incentive Plans, the Compensation Committee has the authority to determine the individuals to whom stock options are awarded and the terms of the options and the number of shares subject to each option. Stock options are granted to executive officers primarily based on the officers' actual and potential contribution to the Company's growth and profitability as well as the practices of companies such as those included in the Comparison Group. The number of options granted by the Committee is based on its judgment that this number is appropriate and desirable considering each employee's actual and potential contribution to the Company. The assessment of actual and potential contribution is based on the Committee's subjective evaluation of each executive officer's ability, skills, efforts and leadership. Option grants are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interest of executive officers with those of shareholders. Stock options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs over a number of years.

     The Committee has determined that in addition to stock options, the Company should have the flexibility to issue other stock-based incentives as are included in the Company's Stock Bonus Plan and the Company's 1995 Employee Stock Incentive Plan, including, without limitation, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards. In 1995, the Committee authorized deferred share agreements with the Chief Executive Officer and certain other key employees providing for the potential issuance of a maximum of 337,024 shares of the Company's Common Stock. The deferred shares do not vest until ten years from the date of grant. The deferred shares will carry no voting rights or dividend rights until such time as the shares are actually issued. The Committee entered into the deferred share agreements in recognition of the significant efforts expended by these officers to consummate certain acquisitions in 1994 and 1995 and to position the Company as the leading provider of private prison management.

     Executive officers of the Company may also participate in the ESOP. Executive officers participate in the ESOP on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOP. The Company makes contributions to the ESOP on behalf of the employees and also matches employee contributions up to certain levels. Benefits, which become 40% vested over four years of service and 100% vested over five years of service, are paid on death, retirement or termination. All contributions to the ESOP are made or invested in the Company's Common Stock. The Committee believes that these features tend to further align the employees' and shareholders' long-term financial interests.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's basis for compensation of the Chief Executive Officer is derived from the same considerations addressed above. Mr. Crants participates in the same executive compensation plans available to the other executive officers. In 1997, the Compensation Committee increased Mr. Crants' salary from $350,000 to $362,250, and granted Mr. Crants incentive stock options to purchase 15,000 shares of Common Stock. The compensation levels established for Mr. Crants were determined by the Committee based on its judgment that these levels were appropriate and desirable in light of his actual and potential contribution to the Company. The assessment of actual and potential contributions was based on the Committee's subjective evaluation of Mr. Crants' abilities, skills, efforts and continued leadership.

TAX DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's shareholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. Any grants of options under any of the Company's stock option plans are designed to satisfy the performance-based compensation requirements of Section 162(m).

SUMMARY

     The Committee believes that the mix of base salaries, variable cash incentives and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on stockholder value.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

        Samuel W. Bartholomew, Jr., Chairman
        William F. Andrews, Member
        Joseph F. Johnson, Jr., Member
        R. Clayton McWhorter, Member

                               PERFORMANCE GRAPH

     The following line graph is a comparison, for the period of five years commencing December 31, 1992 and ending December 31, 1997, of the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's 500 Composite Index and a Peer Group Index consisting of companies that are either direct competitors of the Company or other regional service organizations with similar market capitalization to the Company. The Board of Directors believes that these companies generally possess assets, liabilities and operations more similar to those of the Company than other publicly-available indices. The graph assumes an investment of $100 on December 31, 1992, a reinvestment of dividends and actual increase of the market value of the Company's Common Stock relative to the initial investment of $100. The comparisons in this table are required by the Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

        Measurement Period                                                     S&P 500
      (Fiscal Year Covered)         Corrections Corp      Peer Group*         Composite
12/31/92                                       100.00             100.00             100.00
12/31/93                                       130.91           $78.23**             110.03
12/31/94                                       234.55              84.06             111.53
12/31/95                                      1080.00             136.78             153.45
12/31/96                                      1774.55             153.27             188.68
12/31/97                                      2156.36             177.69             251.64

---------------

* The Peer Group includes AMRESCO, Chattan, Inc., Command Security Corporation, Correctional Services Corp. (formerly known as Esmor Corporation), Hospital Staffing Services, Inc., Insituform Technology, Inc., Medalliance, Inc., Nichols Research Corporation, Phycor, Inc., Pinkertons, Inc., Proffitts, Inc., REN-Corporation -- USA, Republic Automotive Parts, Inc., and Wackenhut Corrections. (Medalliance stopped trading stock on November 10, 1995 and REN Corp. stopped trading stock on November 1, 1995; therefore, they have been pulled from the Peer Group after December 31, 1994.)
** The value of the Peer Group on December 31, 1993 has previously been reported as $75.99 and has not included the values for two members of the Peer Group (AMRESCO and Chattan, Inc.). Values for these two members, which were previously unavailable, have become available and have been used in calculating the value reported herein.

                   SECURITY OWNERSHIP BY DIRECTORS, OFFICERS,
                         AND CERTAIN BENEFICIAL OWNERS

COMMON STOCK

     The following table sets forth, as of March 17, 1998, the number of shares of the Company's Common Stock, beneficially owned by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director (and nominee for director) of the Company, (iii) the Named Executive Officers, and (iv) all of the Company's directors and executive officers, as a group.

                                                                      COMMON STOCK
                                                                  BENEFICIALLY OWNED(1)
                                                              -----------------------------
                                                                 NUMBER OF       PERCENT OF
BENEFICIAL OWNER                                                  SHARES         CLASS (2)
----------------                                              ---------------    ----------
Sodexho Alliance S.A........................................    13,976,209(3)       15.5%
FMR Corp. ("FMR")...........................................     4,360,000(4)        5.4
Thomas W. Beasley...........................................     2,770,600(5)        3.5
Doctor R. Crants............................................     1,606,066(6)        2.0
Lucius E. Burch, III........................................     1,053,050           1.3
William F. Andrews..........................................       262,593(7)          *
Samuel W. Bartholomew, Jr...................................       228,500(8)          *
Jean-Pierre Cuny............................................        30,000(9)          *
Joseph F. Johnson, Jr.......................................       140,000(10)         *
R. Clayton McWhorter........................................        61,000(11)         *
David L. Myers..............................................       151,696(12)         *
Darrell K. Massengale.......................................       164,022(13)         *
Charles A. Blanchette, Jr...................................        90,398(14)         *
All executive officers and directors and nominees
  for director) as a group (18 persons).....................     7,025,737(15)       8.6

---------------
   * Represents beneficial ownership of less than 1% of the outstanding Common Stock
 (1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of Common Stock underlying options and warrants to purchase Common Stock, which are exercisable, or become exercisable within sixty days after the Record Date, are deemed to be outstanding for the purpose of computing the outstanding Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.
 (2) Based upon 80,187,742 shares of Common Stock issued and outstanding.
 (3) Sodexho's address is 3 Avenue Newton, 78180 Montigny-le-Bretonneux, France. Includes 2,725,807 shares of Common Stock issuable upon conversion of certain convertible notes; 4,400,000 shares issuable upon conversion of certain warrants, 30,000 shares issuable upon the exercise of certain options issued to Mr. Cuny and transferred to Sodexho and approximately 2,930,402 shares issuable upon conversion of certain convertible subordinated notes which Sodexho is entitled to purchase pursuant to a forward contract with the Company. Such information is based solely on the
     Schedule 13D filed by Sodexho with the Commission in April 1996. See "Certain Relationships and Related Transactions."
 (4) FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109. Pursuant to information contained in its Schedule 13G filed with the Commission in February 1998, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment advisor, claims beneficial ownership of 4,220,700 of the shares; Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined under the Exchange Act, claims beneficial ownership of 99,300 shares; and Fidelity International Limited, a former subsidiary of FMR which provides investment advisory services to Fidelity Management & Research Company, claims beneficial ownership of 40,000 shares.
 (5) Mr. Beasley's address is Route 2, Box 305, Burns, Tennessee 37029. Includes 60,000 shares issuable upon the exercise of options, 18,000 shares owned by Mr. Beasley's wife, 29,956 shares allocated to Mr. Beasley pursuant to the Company's ESOP, and 1,228,720 shares held in a grantor retained annuity trust for which Mr. Beasley serves as trustee.
 (6) Includes 415,000 shares issuable upon the exercise of options, and 49,329 shares allocated to Mr. Crants pursuant to the ESOP. Does not include 6,400 shares held in trust for Mr. Crants' children, beneficial ownership of which is disclaimed.
 (7) Includes 4,000 shares owned of record by children of Mr. Andrews.
 (8) Includes 180,000 shares issuable upon the exercise of options and 800 shares owned by minor children of Mr. Bartholomew.
 (9) Mr. Cuny serves as the Senior Vice President of The Sodexho Group, an affiliate of Sodexho. Mr. Cuny beneficially owns 30,000 shares issuable upon the exercise of options. Does not include 13,976,209 shares beneficially held by Sodexho.

(10) Includes 140,000 shares issuable upon the exercise of options, including 80,000 shares issuable upon the exercise of options, the grant of which is subject to shareholder approval. See "Proposal 3 -- Ratification of the Grant to Joseph F. Johnson, Jr. of an option to purchase shares of the Company's Common Stock."
(11) Includes 60,000 shares issuable upon the exercise of options.
(12) Includes 131,400 shares issuable upon the exercise of options, 720 shares owned by children of Mr. Myers, and 19,096 shares allocated to Mr. Myers pursuant to the ESOP.
(13) Includes 59,000 shares issuable upon the exercise of options, 280 shares owned jointly by Mr. Massengale and his wife and 15,142 shares allocated to Mr. Massengale pursuant to the ESOP.
(14) Includes 57,000 shares issuable upon the exercise of options and 19,978 shares allocated to Mr. Blanchette pursuant to the ESOP.
(15) Includes an aggregate of 1,367,542 shares issuable upon the exercise of options and 223,689 shares allocated to directors and executive officers pursuant to the ESOP.

PREFERRED STOCK

     In October 1997, the Company issued 379,882 shares of Preferred Stock to the shareholders of American Corrections Transport, Inc. in a share exchange for shares of Common Stock. The share exchange was consummated in connection with the Company's acquisition of TransCor America, Inc. in December 1994. The holders of the Preferred Stock have voting rights identical to those of holders of Common Stock. However, the issued and outstanding shares of Preferred Stock represent less than 1% of all shares entitled to vote at the Annual Meeting (including shares of both Common Stock and Preferred Stock), and no director or executive officer of the Company owns any shares of Preferred Stock. Accordingly, no ownership table with respect to the Preferred Stock is presented in this Proxy Statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and any person beneficially owning more than 10% of a registered class of the Company's equity security to file with the Commission and the New York Stock Exchange reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such reports furnished to the Company during fiscal 1997 or written representations that no other reports were required, the Company believes that during the 1997 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exception that the Vice President, Business Development of the Company filed one Form 4 late regarding the sale of 10,180 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Sodexho Alliance, S.A.

     In June 1994, the Company entered into an international strategic alliance with Sodexho for the purpose of pursuing prison management business outside the United States. In connection with the formation of the 1994 international alliance, Sodexho purchased 2,800,000 shares of Common Stock at a purchase price, as adjusted, of $3.75 per share and a $7,000,000 Convertible Subordinated Note bearing interest at 8.5% with a conversion price, as adjusted, of $3.58 per share. In consideration of Sodexho's agreement to enter into the international strategic alliance with the Company, the Company, among other things, (i) entered into a forward contract pursuant to which Sodexho is entitled to purchase at any time on or before December 31, 1997, which was subsequently extended until December 31, 1999, up to $20,000,000 aggregate principal amount of the Company's convertible subordinated notes bearing interest at LIBOR plus 1.35%, with a conversion price, as adjusted, of $6.875 per share, and (ii) granted Sodexho a presently exercisable warrant expiring on December 31, 1998, covering 4,400,000 shares of Common Stock with an exercise price, as adjusted, of $3.95 per share. In December 1996, in connection with Sodexho's purchase of shares in UK Detention Services, a joint venture owned by the Company, the Company agreed to extend the expiration date of the warrants to December 31, 1999. In June 1995, as a result of its preemptive right triggered in connection with the issuance of shares of Common Stock to the shareholders of Concept Incorporated, Sodexho purchased 1,090,000 shares of Common Stock from the Company at a purchase price, as adjusted, of $7.625 per share. In April 1996, as a result of its preemptive right triggered in connection with the issuance of 7.5% convertible notes, Sodexho purchased $30,000,000 in convertible notes from the Company. The notes bear interest at 7.5% payable quarterly and are convertible into shares of the Company's Common Stock at a conversion price, as adjusted, of $25.91 per share.

     Sodexho has also agreed to limit its ownership interest in the Company to 25% (or 30% in certain limited circumstances) through June 23, 1999, subject to earlier termination upon the occurrence of a change in control (the "Standstill Period"). A change in control is defined as: (i) a party acquiring more than 20% of the Common Stock; (ii) a 10% shareholder publicly announcing an intent to commence a tender offer for the Company; (iii) the termination of Doctor R. Crants as the Company's chief executive officer or the failure by Doctor R. Crants to own at least 2% of the Common Stock; (iv) if the Company's Board of Directors shall no longer consist of a majority of Continuing Directors; or (v) an acquirer shall publicly announce an intent to commence a tender offer and the Company's Board publicly recommending that the shareholders accept such tender offer. "Continuing Directors" means the directors of the Company as of June 23, 1994 and each other director, if such other director's nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

     During the Standstill Period, Sodexho has agreed to vote its Common Stock in the same fashion as either the Company's public shareholders or the Company's Board of Directors, at Sodexho's option, on the election of directors and certain other matters. Sodexho has also agreed that, during the Standstill Period, it will not solicit proxies under any circumstances, or become a participant in any election contest, or make an offer for the acquisition of substantially all of the assets or capital stock of the Company or induce or assist any other person to make such an offer. Until Sodexho's ownership in the Company is reduced to below 400,000 shares of Common Stock, Sodexho has the right to nominate one member to the Company's Board of Directors and, without Sodexho's consent, the Company may not increase the number of directors on the Company's Board of Directors to eight or more. In addition, Sodexho has a preemptive right to purchase additional shares of Common Stock or securities convertible into or exchangeable for Common Stock in any issuance of securities by the Company in any amount necessary to enable Sodexho to maintain a percentage ownership in the Company equal to 20% of the Common Stock on a fully diluted basis. The Company plans to use the proceeds from these future financings to fund new capital projects. In consideration of the placement of the aforementioned securities and these future financings, the Company agreed to pay Sodexho $3,960,000 over a four-year period ending in 1998.

     Doctor R. Crants expects to become a member of the Board of Directors of Sodexho Marriott Services, Inc. ("SMS"). It is anticipated that SMS will be formed on or about the date of this Proxy Statement, when Marriott International, Inc. acquires the North American food service and facilities management operations of Sodexho. As a result of such acquisition, SMS will be the largest food service and facilities management company in North America. Sodexho will own 49% of SMS.

  CCA Prison Realty Trust

     On July 18, 1997, the Company and certain of its subsidiaries sold nine of its correctional and detention facilities (the "Initial Facilities") to CCA Prison Realty Trust, a Maryland real estate investment trust ("Prison Realty"), for an aggregate sale price of $308.1 million. Prison Realty used the proceeds from an initial public offering of its common shares in July 1997 to acquire the Initial Facilities from the Company. Pursuant to the Commission's request, the Company was required to act as a co-registrant in the registration of the common shares pursuant to the offering.

     Prison Realty acquired the real property and all tangible property associated with each of the Initial Facilities. Simultaneously with the purchase of the Initial Facilities from the Company, the Company entered into agreements with Prison Realty to lease the facilities from Prison Realty pursuant to long-term, non-cancellable triple net leases which require the Company to pay all operating expenses, taxes, insurance and other costs (the "Leases"). All of the Leases provide for base rent with certain annual escalations and have primary terms ranging from 10-12 years which may be extended at the fair market rates for three additional five-year periods upon the mutual agreement of the Company and Prison Realty.

     In connection with the purchase of the Initial Facilities, the Company and certain of its subsidiaries entered into option agreements (the "Option Agreements") pursuant to which the Company and certain of its subsidiaries granted Prison Realty exclusive options to acquire any or all of five correctional facilities until July 18, 2000 for a purchase price equal to the Company's cost of developing, constructing, and equipping such facilities plus 5% of such costs. The Option Agreements provide that if acquired, such option facilities could be leased to the Company on terms substantially similar to those contained in the Leases. To date, Prison Realty has exercised its option to acquire two such facilities for an aggregate purchase price of $108.6 million. In addition, in connection with the sale and leaseback arrangements, the Company and Prison Realty entered into a right to purchase agreement (the "Right to Purchase Agreement") pursuant to which Prison Realty has an option to acquire at fair market value and lease-back to the Company any correction or detention facility acquired or developed and owned by the Company in the future for a period of three years following the date inmates are first received at such facility. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate for facilities leased back to the Company will be the greater of (i) fair market rental rate as determined by Prison Realty and the Company, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and Prison Realty. Additionally, the Company will grant Prison Realty a right of first refusal to acquire any CCA-owned correctional or detention facility should the Company receive an acceptable third party offer to acquire any such facility. To date, Prison Realty has acquired two facilities pursuant to the Right to Purchase Agreement for an aggregate purchase price of $74.4 million.

     Doctor R. Crants is the Chairman, Chief Executive Officer and President of the Company and the Chairman of the Board of Trustees of Prison Realty. D. Robert Crants, III, President of Prison Realty, is the son of Doctor R. Crants. Doctor R. Crants and D. Robert Crants, III, as well as certain other trustees or officers of Prison Realty or directors or officers of the Company, also own, directly or indirectly, shares in both companies. J. Michael Quinlan, Chief Executive Officer and trustee of Prison Realty, is a former employee of the Company. C. Ray Bell, a trustee of Prison Realty, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for the Company.

  Stokes & Bartholomew, P.A.

     Stokes & Bartholomew, P.A., of which Mr. Bartholomew is a partner, provided legal services to the Company in 1997, and it is anticipated that Stokes & Bartholomew, P.A. will provide legal services to the Company in 1998. The fees paid in 1997 by the Company in connection with such legal services were approximately $1,109,000.

  Thomas W. Beasley

     In 1997, the Company paid Thomas W. Beasley, Chairman Emeritus of the Company, $175,000 for consulting services provided to the Company.

     On September 30, 1997, the Company purchased 122,500 shares of Common Stock from Mr. Beasley, at an aggregate purchase price of $5,328,750. The purchase price per share was $43.50, which represented the closing price of the Common Stock on the New York Stock Exchange on that date. The shares acquired are held in treasury as part of the Company's stock repurchase program.

  Joseph F. Johnson, Jr.

     In 1997, Joseph F. Johnson, Jr., a director of the Company, was paid a fee of $382,000 for consulting services delivered in connection with respect to the Company's successful consummation of the contracts with Washington, D.C. for the housing of inmates in the Northeast Ohio Correctional Facility and the Community Treatment Facility. In addition, in 1997, the Company paid $911,000 to National Corrections and Rehabilita-tion Corporation ("NCRC") with respect to rehabilitation services rendered at the Dallas County State Jail facility. Mr. Johnson is an owner and serves as Non-Executive Chairman of NCRC.

  Doctor R. Crants

     On March 2, 1997, the Company purchased 200,000 shares of Common Stock from Doctor R. Crants, Chief Executive Officer of the Company, at an aggregate purchase price of $7,600,000. The purchase price per share was $38.00, which represented the closing price of the Common Stock on the New York Stock Exchange on that date. The shares acquired are held in treasury as part of the Company's stock repurchase program.

                                   PROPOSAL 2

             APPROVAL OF NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

     In February 1998, the Compensation Committee and Board of Directors adopted the Corrections Corporation of America Non-Employee Director's Compensation Plan (the "Plan"), subject to shareholder approval. Accordingly, at the Annual Meeting, shareholders will be asked to approve the Plan.

     The purpose of the Plan is to encourage equity ownership in the Company by Non-Employee Directors whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as directors of the Company.

PRINCIPAL FEATURES OF THE PLAN

     The full text of the Plan is set forth as Appendix A hereto, and readers are urged to refer to it for a complete description of the Plan. The summary of the principal features of the Plan which follows is qualified entirely by such reference.

  ELIGIBLE PARTICIPANTS

     Under the Plan, directors of the Company who are not employees of the Company or any subsidiary or affiliate of the Company would be eligible to participate in the Plan beginning on June 1, 1998, the first day of the inaugural plan year, which runs from June 1 of one year to May 31 of the next year (the "Plan Year"). Should the proposed slate of directors be approved by the shareholders, five directors will be eligible to participate in the Plan (the "Non-Employee Directors").

  ADMINISTRATION

     The Board of Directors or a committee consisting of two or more directors, each of whom is a "non-employee director," as defined in Rule 16b-3 of the Exchange Act, shall supervise and administer the Plan (the "Committee"). Currently, the Plan is administered by the Compensation Committee. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Plan.

  NUMBER OF SHARES SUBJECT TO THE PLAN

     A total of 100,000 shares of Common Stock are to be reserved for issuance pursuant to the Plan. The Company expects to register the shares with the Commission after the Annual Meeting, if the Plan is approved by shareholders.

  FORM OF AWARDS

     Under the Plan, a Non-Employee Director may elect to receive up to 100 percent of the value of his annual retainer fee (the "Annual Retainer") in the form of Common Stock of the Company (a "Common Stock Payment") in lieu of cash. The Annual Retainer under the Plan means the amount of cash compensation to be paid to each director annually as determined by the Board of Directors. Currently, Non-Employee Directors are scheduled to receive an Annual Retainer of $24,000, beginning on June 1, 1998.

  PLAN OPERATION

     Payment of the Annual Retainer, whether in the form of Common Stock or in cash, pursuant to this Plan, shall be made as follows:

     (a) The Common Stock Payment, if any, shall be paid in advance at the beginning of the Plan Year on the Payment Date (i.e., a participating director will be paid an amount up to $24,000 in Common Stock in accordance with such director's annual election on June 1 (the "Payment Date")). The amount of each Non-Employee Director's Annual Retainer to be paid in cash shall be paid quarterly (according to the quarterly periods of the Plan Year) in advance.

     (b) The number of shares of Common Stock to be issued in payment of the Annual Retainer that have been denominated in dollars shall be calculated on the basis of the Fair Market Value (as defined in the Plan) on the first business day preceding the Payment Date as of which such shares of Common Stock are to be issued.

  EFFECTIVE DATE AND DURATION

     The effective date of the Plan shall be June 1, 1998, if such Plan is approved by the Company's shareholders and shall terminate only upon action of the Board of Directors. The Plan shall terminate on May 31, 2008, unless earlier terminated by the Board of Directors or the Committee. No Common Stock Payments shall be made after the date on which the Plan terminates. The applicable terms of the Plan, and any terms and conditions applicable to the Common Stock Payments made prior to such date, shall survive the termination of the Plan and continue to apply to such Common Stock Payments.

  AMENDMENTS

     The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule or any rule or regulation of the New York Stock Exchange (or any other applicable national stock exchange).

  ADJUSTMENTS

     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, at the time of such event, the Board or the Committee shall make appropriate adjustments to the number (including the aggregate number of shares that may be issued under the Plan) and kind of shares to be issued under the Plan and the price of any Common Stock Payment.

  FEDERAL INCOME TAX CONSEQUENCES

     The rules governing the tax treatment of Common Stock Payments are quite technical. Therefore, the description of the federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their applications may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

  Common Stock Payment

     A Non-Employee Director who elects to receive his compensation in the form of a Common Stock Payment recognizes ordinary income and the Company receives a deduction in an amount equal to the fair market value of the Common Stock Payments as and when they become payable.

     The Board of Directors believes that the Company's ability to make a Common Share Payment will provide significant incentives to Non-Employee Directors who contribute and are expected to contribute materially to the continued success of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN.

                                   PROPOSAL 3

              RATIFICATION OF THE GRANT TO JOSEPH F. JOHNSON, JR.
         OF AN OPTION TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK

     Subject to the vote of the shareholders of the Company, pursuant to an Option Agreement dated March 31, 1997 (the "Option Agreement"), the Board of Directors granted to Joseph F. Johnson, Jr., a director of the Company, an option to purchase up to 80,000 shares of the Common Stock of the Company at an exercise price of $18.25 per share (the "Option"), an approximate 25% discount on the closing price for the Common Stock on the New York Stock Exchange on the date of the grant.

     The Option is exercisable and at any time or from time to time during the ten (10) year period beginning on the date of the grant of the Option, subject to earlier termination in the event of Mr. Johnson's death or a "change in control" (as defined in the Option Agreement) of the Company. In addition to the payment of cash upon exercise of the Option, the Company, in its sole discretion, may allow for Mr. Johnson to alternatively pay for Common Stock or exercise of the Option in the form of a Common Stock Option (as authorized in the Option Agreement) or unrestricted shares of Common Stock already owned by Mr. Johnson (based in each case on the fair market value of the Common Stock Option on the date the Option is exercised, and as is determined by the Board). Upon issuance of the Option, there are no federal income tax consequences to the Company or to Mr. Johnson. Upon exercise of the Option, Mr. Johnson will realize taxable income to the extent of the difference between the exercise price and the market price for the Common Stock on the day of exercise, and the Company will have a deductible expense equal to Mr. Johnson's realized taxable income. The full text of the Option Agreement is set forth as Appendix B hereto, and readers are urged to refer to it for a complete description of the Option Agreement. The preceding summary of the principal features of the Option Agreement is qualified entirely by such reference.

     The Company granted Mr. Johnson the Option in consideration for his extensive efforts in building and facilitating the Company's business relationship with certain governmental departments, agencies, and entities. In particular, the Company believes Mr. Johnson was instrumental in the establishment of the Company's relationship with the District of Columbia, including the (i) purchase from and lease-back to the Government of the District of Columbia the Correctional Treatment Facility in Washington, D.C., and the subsequent operation and management thereof, in 1997; (ii) obtaining of the management contract for the housing of approximately 1,725 District of Columbia inmates in the Northeast Ohio Correctional Center facility operated by the Company; and (iii) drafting and submission of responses to numerous requests for proposals elicited by the District. Mr. Johnson's efforts have exceeded his duties and obligations to the Company as a member of its Board of Directors. The Company believes that in order to adequately compensate Mr. Johnson for his efforts and to incentivize his continued role in obtaining business from the District of Columbia and other governmental entities, the Option is appropriate and necessary.

     For the reasons stated above, the Board of Directors has determined that the Option is the best method by which to compensate Mr. Johnson for his services and is in the best interest of the Company and its shareholders. The Company, however, intends to make application with the New York Stock Exchange for the listing of the shares of Common Stock that may be issued upon exercise of the Option. The favorable vote of a majority of the votes cast at the Annual Meeting in favor of the grant of the Option to Mr. Johnson is a prerequisite to the Exchange's listing of such shares. In the event the majority of the votes cast at the Annual Meeting are against the grant of the Option to Mr. Johnson, the Board will consider the vote in determining the appropriate manner in which to compensate Mr. Johnson for his efforts on behalf of the Company.

     The following table sets forth the benefits that may be received by Mr. Johnson if the grant of the Option is approved. The closing price of the Common Stock on March 17, 1998 was $32.50 per share.

                    GRANT OF OPTION TO PURCHASE COMMON STOCK
                          TO JOSEPH F. JOHNSON, JR.(1)

NAME AND POSITION                                             NUMBER OF SHARES   DOLLAR VALUE($)
-----------------                                             ----------------   ---------------
Joseph F. Johnson, Jr., Director............................       80,000          $2,600,000

---------------

(1) Under this grant of option to Joseph Johnson, Jr., no options or other benefits will accrue to any current directors, any executive officers, or any other current employees of the Company other than Mr. Johnson.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE GRANT OF THE OPTION TO JOSEPH F. JOHNSON, JR.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has served as the Company's independent auditors since 1991 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     Although the Company is not required to submit the ratification and approval of the selection of its independent auditors to a vote of shareholders, the Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Arthur Andersen LLP, the directors will consider the vote and the reasons therefor in future decisions on the selection of independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN SELECTING THE FIRM OF ARTHUR ANDERSON LLP TO BE THE AUDITORS OF THE COMPANY FOR THE FISCAL YEAR 1998, AND TO PERFORM SUCH OTHER SERVICES AS MAY BE REQUESTED.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Shareholders of the Company wishing to submit a proposal for action at the 1999 annual meeting of the Company's shareholders, and to have such proposal included in the Company's proxy materials relating to that meeting, must deliver such proposal to the Company in writing at its principal offices not later than December 1, 1998, and the proposals must meet certain eligibility requirements of the Commission. Any such proposals should be mailed via certified mail, return receipt requested, to: Corrections Corporation of America, Attention:
Darrell K. Massengale, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

                          ANNUAL REPORT AND FORM 10-K

     All shareholders of record on the Record Date will receive with this Proxy Statement a copy of the Company's 1997 Annual Report to Shareholders. The Annual Report to Shareholders, however, is not part of the proxy solicitation materials. Any shareholder who desires a copy of the Company's 1997 Annual Report to Shareholders, or the Company's Annual report on Form 10-K for the year ended December 31, 1997, as filed with the Commission, may obtain a copy without charge by addressing a request to Corrections Corporation of America, Attention:
Darrell K. Massengale, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented and acted upon at the Annual Meeting other than those set forth in the accompanying notice. However, if any other matters requiring a vote of the shareholders should properly come before the Annual Meeting or any adjournment thereof, each proxy will be voted with respect thereto in accordance with the best judgment of the proxy holder.
                                          By Order of the Board of Directors,

                                          Doctor R. Crants,
                                          Chairman of the Board, Chief Executive
                                          Officer, and President

March 31, 1998
Nashville, Tennessee

                 YOUR COOPERATION IN GIVING THESE MATTERS YOUR
            IMMEDIATE ATTENTION AND IN RETURNING YOUR PROXY PROMPTLY
                                IS APPRECIATED.

                                                                      APPENDIX A

                       CORRECTIONS CORPORATION OF AMERICA
                   NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN

                                    RECITALS

     WHEREAS, Corrections Corporation of America (the "Company") pays its Non-Employee Directors (as hereinafter defined) an Annual Retainer (as hereinafter defined) as partial compensation for their services as directors of the Company;

     WHEREAS, the Board of Directors of the Company has determined it is in the Company's best interest to encourage equity ownership in the Company by Non-Employee Directors and to provide them with a further incentive to remain as directors of the Company by allowing them to elect to receive between 50 and 100 percent of each of their Annual Retainer in shares of the Company's Common Stock, $1.00 par value per share, (the "Common Stock"); and

     WHEREAS, the terms and conditions under which such Non-Employee Directors may elect to receive such Common Stock are set forth herein.

I.  PLAN ADMINISTRATION AND ELIGIBILITY.

  A. Purpose of the Plan.

     The purpose of this Non-Employee Directors' Compensation Plan (the "Plan") is to encourage equity ownership in the Company by Non-Employee Directors whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to remain as directors of the Company.

  B. Administration of the Plan.

     The Board of Directors of the Company (the "Board") or any committee of the Board (the "Committee") that will satisfy Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any regulations promulgated thereunder, as from time to time may be in effect, including any successor rule ("Rule 16b-3"), shall supervise and administer the Plan. The Committee, if such is created, shall consist solely of two or more "non-employee directors," each of whom shall be appointed by the Board. For purposes of determining who may serve on the Committee only, a member of the Board shall be deemed to be a "non-employee director" only if he satisfies such requirements as the Securities and Exchange Commission may establish for "non-employee directors" under Rule 16b-3. Members of the Board or the Committee, if such is created, shall receive no additional compensation for their services in connection with the administration of the Plan.

     The Board or the Committee, if such is created, may adopt such rules or guidelines as they deem appropriate to implement the Plan. All questions of interpretation of the Plan or of any shares issued under it shall be determined by the Board or the Committee, if such is created, and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Board or the Committee, if such is created, under this Plan may be exercised by any subcommittee so authorized by the Board or the Committee, if such is created, that satisfies the requirements of Rule 16b-3.

  C. Participation in the Plan.

     Each member of the Board who is not an employee of the Company or its subsidiaries (each, a "Non-Employee Director" or collectively, the "Non-Employee Directors") shall be eligible to elect to receive up to 100 percent of each of his Annual Retainer in Common Stock pursuant to the terms and conditions of the Plan (a "Common Stock Payment"); provided however, that no Non-Employee Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock.

  D. Shares Subject to the Plan.

     The maximum number of shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), which may be issued under the Plan shall be 100,000. The limitation on the number of shares of Common Stock which may be issued under the Plan shall be subject to adjustment as provided in Section III(C) of the Plan.

II.  TERMS OF THE PLAN.

  A. Effective Date and Duration of the Plan.

     The Plan shall take effect on June 1, 1998, pending adoption by the shareholders of the Company at the Company's 1998 Annual Meeting of Shareholders, and shall terminate only upon action by the Board. The Plan shall terminate on May 31, 2008, unless earlier terminated by the Board of Directors of the Company. No Common Stock Payments shall be made after the date on which the Plan terminates. The applicable terms of the Plan, and any terms and conditions applicable to the Common Stock Payments made prior to such date, shall survive termination of the Plan and continue to apply to such Common Stock Payments.

  B. Time for Issuing Shares.

     No payments shall be made in Common Stock pursuant to the Plan after the date the Plan is terminated. The applicable terms of this Plan, and any terms and conditions applicable to the Common Stock issued prior to such date, shall survive the termination of the Plan and continue to apply to such Common Stock.

  C. Terms and Conditions of the Plan.

     i. Compensation Alternatives.

     Commencing on June 1, 1998, a Non-Employee Director may make one election to receive up to 100 percent of his Annual Retainer to be paid for the year beginning on June 1, 1998, and ending on May 31, 1999 (the "Initial Plan Year"), in Common Stock. Such election must be in writing and shall be delivered to the Corporate Secretary of the Company no later than May 25, 1998. This election shall be irrevocable and shall specify the applicable percentage of the Annual Retainer that such participant wishes to receive in Common Stock; provided, however, that no Non-Employee Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock. Common Stock payments pursuant to this paragraph will be made on July 1, 1998; provided, however, that should a Non-Employee Director fail to make an election by May 25, 1998, as provided in this paragraph, the Annual Retainer payable to such director pursuant to this paragraph shall be paid in cash in quarterly installments paid in advance on the first day of each quarter of the Initial Plan Year.

     For all subsequent years, a Non-Employee Director may make one election (the "Annual Election") for the period from June 1 of one calendar year to May 31 of the next calendar year (the "Plan Year" or the "Election Period") to receive up to 100 percent of each of his Annual Retainer in Common Stock. The Annual Election must be in writing and shall be delivered to the Corporate Secretary of the Company not later than May 25 of each year. The Annual Election shall be irrevocable with respect to the Election Period for which it pertains and shall specify the applicable percentage of the Annual Retainer that such Non-Employee Director wishes to receive in Common Stock; provided, however, that no Non-Employee Director shall be allowed to request that less than 50% of such director's Annual Retainer be received in Common Stock. If a Non-Employee Director fails to make a timely Annual Election for any Election Period in accordance herewith, the Annual Retainer payable to such director for such period shall be paid in cash on the Payment Dates (as hereinafter defined).

     ii. Payment of Shares.

     Payment of the Annual Retainer, whether in the form of Common Stock or in cash, pursuant to this Plan, shall be made as follows:

          (a) The amount of each Non-Employee Director's Annual Retainer to be paid in Common Stock, if any, shall be annually paid in advance on June 1 of each Plan Year. The amount to be paid in cash, if any, shall be prorated and paid quarterly, in equal amounts, on the Payment Dates (i.e., if the Annual Retainer for directors is $24,000 for a given Election Period and he or she elects 50% in Common Stock and 50% in cash, then $12,000 worth of Common Stock will be paid on June 1 and $3,000 in cash paid on each of June 1, September 1, December 1, and March 1 of the Plan Year).

          (b) The number of shares of Common Stock to be issued in payment of retainers and fees that have been denominated in dollars shall be calculated on the basis of the Fair Market Value (as hereinafter defined) on the first Business Day preceding the Payment Date as of which such Common Stock is to be issued.

     iii. Form of Issuance of Common Stock.

     Common Stock issued under the Plan shall be in either book entry form or in certificate form pursuant to the instructions given by the Non-Employee Director to the Company's transfer agent.

     iv. Fractions of Shares.

     The Company shall not issue fractions of shares of Common Stock. Whenever, under the terms of the Plan, a fractional share of Common Stock would otherwise be required to be issued, the Non-Employee Director shall be paid in cash for such fractional share of Common Stock based upon the same Fair Market Value which was utilized to determine the number of shares of Common Stock to be issued on the Payment Date.

  H. Benefit Upon Death.

     In the event of a Non-Employee Director's death, any and all unpaid Annual Retainer will be paid in accordance with such Non-Employee Director's then current Annual Election to his estate, and such person's payments will be transferable by will or pursuant to laws of descent and distribution applicable to such person.

III.  GENERAL PROVISIONS.

  A. Assignments.

     The rights and benefits accruing to the Company's Non-Employee Directors under this Plan may not be assigned by any such director.

  B. Limitation of Rights.

     Neither the Plan, nor the issuance of any shares of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

  C. Share Adjustment.

     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, share split, or other change in the corporate structure or capitalization affecting the Company's Common Stock, at the time of such event the Board or the Committee, if such is created, shall make appropriate adjustments to the number (including the aggregate numbers specified in Section I (D) above) and kind of shares to be issued under the Plan.

  D. Amendment of the Plan.

     The Board shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that following the initial approval of the Plan by the Company's shareholders, the Company will seek shareholder approval for any change to the extent required by applicable law, regulation or rule or any rule or regulation of the New York Stock Exchange (or any other applicable national stock exchange).

  E. Definitions.

     "Annual Retainer" shall mean the amount of cash compensation to which a Non-Employee Director will be entitled to receive for serving as a director for one Plan Year or Election Period, but shall not include reimbursement for expenses, Meeting Fees, fees associated with service on any committee of the Board or fees with respect to any other services to be provided to the Company.

     "Business Day" shall mean, if relevant to a determination of the value of Common Stock, a day on which shares of Common Stock are or could be traded on the New York Stock Exchange (or other national stock exchange, or if not so listed, could be traded over-the-counter). In all other cases, the term shall mean a day on which the offices of the Company are open for the conduct of business in the normal course.

     "Fair Market Value" shall be the mean of the highest and lowest selling prices for the Common Stock on the New York Stock Exchange on the date in question, as reported in The Wall Street Journal, or if no sales of Common Stock were made on that date, the mean of the highest and lowest prices of the Common Stock on the first preceding day on which sales were made.

     "Meeting Fees" shall mean the amount to which a Non-Employee Director will be entitled to receive for attending meetings, whether annual or special, of the Board and of any committee of the Board on which the Non-Employee Director serves, or for any other fees to be paid to the members of the Board, but shall not include reimbursement for expenses.

     "Payment Date" shall mean June 1, September 1, December 1 and March 1 of any Election Period, or if any such day is not a Business Day, on the first Business Day following such day.

  F. Compliance with Section 16 of the Exchange Act.

     It is the Company's intent that the Plan comply in all respects with Rule 16b-3. If any provision of this Plan is found not to be in compliance with such rule (or any successor provision), the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. The Board or the Committee, if such is created, may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

  G. Notice.

     Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Corporate Secretary of the Company and shall become effective when it is received by the Corporate Secretary.

  H. Governing Law.

     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Tennessee and construed accordingly.

                                                                      APPENDIX B

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (the "Agreement") is made this 31st day of March, 1997, by and between CORRECTIONS CORPORATION OF AMERICA, a Delaware corporation (the "Company"), and JOSEPH F. JOHNSON, JR. ("Optionee").

                                  WITNESSETH:

     WHEREAS, to compensate Optionee for certain services rendered by Optionee on behalf of the Company, the Board has authorized the Company to grant to Optionee an option to purchase up to 80,000 shares of the common stock, $1.00 par value, of the Company (the "Common Stock") on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, the mutual understanding and consideration of the parties, the parties hereby agree as follows:

          1. Grant of Option. Upon and subject to the terms, restrictions, limitations and conditions stated herein, and subject to approval by the stockholders of the Company, the Company hereby grants to Optionee an option (the "Option") to purchase up to 80,000 shares of Common Stock (the "Option Shares") for a purchase price per share equal to $18.25. The parties acknowledge that the Option shall constitute an option which is not "an incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended.

          2. Exercise. Subject to earlier termination pursuant to Section 4 below, Optionee (or in the event of Optionee's death during the term of the Option, the personal representative of Optionee's estate) shall have the right to exercise the Option at any time or from time to time during the ten-year period beginning on the date of grant of the Option (the "Option Period").

          3. Method of Exercise. The Option may be exercised by giving written notice of exercise to the Company specifying the number of Option Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument as the Company may accept. In the sole discretion of the Company, payment may also be made in the form of a Common Stock option or unrestricted shares of Common Stock already owned by Optionee (based in each case on the fair market value of the Common Stock option or shares of Common Stock on the date the Option is exercised, as determined by the Board). No Option Shares shall be issued until full payment therefor has been made.

          4. Death of Optionee or Change in Control. In the event of Optionee's death during the Option Term, the Option may be exercised by the personal representative of Optionee's estate or by the legatee of Optionee for a period of one year from the date of Optionee's death or until the expiration of the Option Term, whichever period is the shorter.

          In the event of a "change in control" of the Company as defined herein, the Option evidenced hereby shall automatically terminate. For the purpose of this Section 4, "change in control" shall mean the happening of either of the following:

             (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

             (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction.

          5. Transferability. The Option shall not be transferable, except (a) by will or the laws of descent and distribution, or (b) by Optionee to (i) the spouse, children or grandchildren of Optionee ("Immediate Family Members"), or (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, provided that (y) there may be no consideration for any such transfer, and (z) subsequent transfers of the Option shall be prohibited except in accordance with this Section 5. Following transfer, any transferred Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Agreement, the term "Optionee" shall be deemed to refer to the transferee. Notwithstanding the provisions of this Section 5, Optionee may not transfer an Option unless the transferee executes such agreements or other documents (if any) as the Company in its discretion deems appropriate or advisable.

          6. Adjustments to Option Shares. In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split or other change in corporate structure affecting the Common Stock, an adjustment shall be made in the number and option price of the Option Shares, as determined in good faith by the Company.

          7. Stockholder Approval. The grant of this Option is conditioned upon and subject to the approval of the stockholders of the Company (the "Stockholders"). The Company shall make every reasonable effort to have the grant of the Option presented to and approved by the Stockholders at a meeting of Stockholders called in accordance with the Bylaws of the Company. Notwithstanding the foregoing, Company shall not be required to call a special meeting of the Stockholders for the purpose of approving the Option grant.

          8. Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Tennessee; provided, however, the Option may not be exercised except, in the reasonable judgment of the Board, in compliance with exemptions under applicable state securities laws of the state in which Optionee resides, and/or any other applicable securities laws.

          9. Successors. This Agreement shall be binding upon and inure to the benefits of the heirs, legal representatives, successors and permitted assigns of the parties.

          10. Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of such recipient. Any party may designate any other address to which notices shall be sent by giving notice of such address to the other parties in the same manner provided herein.

          11. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

          12. Entire Agreement. This Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. This Agreement may be executed in two or more counterparts, each of which shall be deemed and original but all of which shall constitute one and the same instrument.

          13. Violation. Any transfer, pledge, sale, assignment, or hypothecation of the Option or any of the Shares subject thereto shall be a violation of the terms of this Agreement and shall be void and without effect.

          14. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

          15. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

     IN WITNESS WHEREOF, the parties have executed and sealed this Agreement on the day and year first set forth above.

                                          CORRECTIONS CORPORATION OF AMERICA

                                          By: /s/  Doctor R. Crants
                                             -----------------------------------
                                             Title: Chief Executive Officer

                                          OPTIONEE:

                                          /s/ Joseph F. Johnson, Jr.
                                          -------------------------------------
                                          Joseph F. Johnson, Jr.

                                                                      APPENDIX C

                                     PROXY
                       CORRECTIONS CORPORATION OF AMERICA
                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 12, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               (Please sign and return in the enclosed envelope.)

   The undersigned shareholder(s) of Corrections Corporation of America (the "Company") hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 31, 1998, and hereby appoint(s) Doctor R. Crants and Darrell K. Massengale, and each of them, proxies of the undersigned, each with full power of substitution and revocation, and authorize(s) them, or either of them, to vote the number of shares which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 12, 1998, at 10:00 a.m., local time, at the Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee, and any adjournments or postponements thereof.

   The Board of Directors recommends a vote "FOR" all of the nominees for director listed below and "FOR" each of the following proposals:

1. ELECTION OF DIRECTORS.

[ ] FOR ALL NOMINEES NAMED                                                 [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

NOMINEES:Samuel W. Bartholomew, Jr., Thomas W. Beasley, Lucius E. Burch, III,
         Doctor R. Crants, Jean-Pierre Cuny, Joseph F. Johnson, R. Clayton McWhorter

[ ]
------------------------------------------------------
  FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

2. APPROVAL OF THE NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

3. RATIFICATION OF THE GRANT OF AN OPTION TO PURCHASE 80,000 SHARES OF THE COMPANY'S COMMON STOCK TO JOSEPH F. JOHNSON, JR., A DIRECTOR OF THE COMPANY.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

4. RATIFICATION OF THE ACTION OF THE BOARD OF DIRECTORS IN APPOINTING THE FIRM OF ARTHUR ANDERSEN LLP TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

5. IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY COME BEFORE THE MEETING OF ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF.

          MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
          MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

  PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN, AND RETURN THIS PROXY PROMPTLY.

   This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each nominee and FOR each of the proposals.

                                                 -------------------------------
                                                 Signature

                                                 Date:                    , 1998
                                                   ------------------------

                                                 -------------------------------
                                                 Signature

                                                 Date:                    , 1998
                                                   ------------------------

   NOTE: PLEASE DATE AND SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR SHARE CERTIFICATE. IF SHARES ARE HELD BY MORE THAN ONE OWNER OR BY JOINT TENANCY, EACH MUST SIGN PERSONALLY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL TITLE AS SUCH. IF A CORPORATION IS A SHAREHOLDER, PLEASE SIGN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF A PARTNERSHIP OR LIMITED LIABILITY COMPANY IS A SHAREHOLDER, PLEASE SIGN IN SUCH ORGANIZATION'S NAME BY AN AUTHORIZED PERSON. THE PROXY SHALL BE DEEMED A GRANT OF AUTHORITY TO VOTE.